Exhibit 3.1

Articles of Incorporation

METROS DEVELOPMENT Co.,Ltd.

Articles of Incorporation

Chapter 1 General rule

(Trade Name)

Article 1	The name of the Company shall be Metros Development Co., LTD., and in English it shall be Metros Development Co., LTD.

(Purpose)

Article 2	The purpose of the Company shall be to engage in the following businesses:

1.	Redevelopment plan consulting
2.	Acquisition, holding and disposal of real estate and brokerage
3.	Lease and management of real estate
4.	Specified Joint Real Estate Ventures
5.	Diagnosis and guidance on corporate management and accounting
6.	General management consulting
7.	Advertising business
8.	Information services
9.	Sale and purchase of securities, intermediary, brokerage, agency
10.	Research, planning, and mediation services related to corporate mergers, tie-ups, and the transfer of business rights
11.	Acquisition, management and administration of copyrights, patents, design rights, trademark rights and industrial property rights
12.	Export and import of goods in general
13.	Operation and maintenance of restaurants and accommodation facilities
14.	Operation, management and possession of nursing care facilities
15.	Any and all businesses incidental or related to the above items

(Location of Head Office)

Article 3	The head office of the Company shall be located in Chuo-ku, Tokyo.

(Method of Public Notice)

Article 4	Public notices of the Company shall be made by means of electronic public notices. However, in the event of an accident or other unavoidable circumstances that preclude electronic public notice, public notices shall be made by means of publication in the Nikkan Kogyo Shimbun.

(Organizational Structure)

Article 5	In addition to the General Meeting of Shareholders and Directors, the Company shall establish the following organizations:

(1)	Board of Directors

(2)	Corporate Auditor
(3)	Board of Corporate Auditors
(4)	Accounting Auditor

Chapter 2 Share

(Total Number of Authorized Shares)

Article 6	The total number of shares authorized to be issued by the Company shall be 196,000,000.

(Non-issuance of Share Certificates)

Article 7	The Company shall not issue share certificates for its shares.

(Shareholder Registry Administrator)

Article 8	The Company shall appoint a shareholder register administrator.

2.	The shareholder register administrator and its handling office shall be determined by a resolution of the Board of Directors.
3.	The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company and other administrative affairs relating to the register of shareholders and the register of stock acquisition rights shall be entrusted to shareholder registry administrator, and such administrative affairs shall not be handled by the Company unless it is deemed necessary by the Company.

(Share Handling Regulations)

Article 9	The handling of shares and stock acquisition rights of the Company and the fees thereof and the method of exercise of rights by shareholders shall be governed by the Share Handling Regulations approved by the Board of Directors, other than laws and regulations of the Articles of Incorporation.

Chapter 3 General meeting of shareholders

(Convocation and Convener)

Article 10	An Ordinary General Meeting of Shareholders of the Company shall be convened within three (3) months after the end of each business year, and the Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Chairperson)

Article 11	Unless otherwise provided for in laws and regulations, the Representative Director shall convene and preside over the General Meeting of Shareholders by resolution of the Board of Directors.

2.	In the event that the Representative Director is unable to perform their duties, another Director shall convene the General Meeting of Shareholders in accordance with the order determined in advance by the Board of Directors, and shall act as Chairperson.

(Method of Resolution)

Article 12	Except as otherwise provided by law or in this Article of incorporation, resolutions of the General Meeting of Shareholders shall be made by a majority of the votes of the shareholders present and entitled to vote.

2.	Resolutions of the General Meeting of Shareholders set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by at least a two-thirds majority of the votes of the shareholders present at the meeting where the shareholders holding at least one third of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Minutes of General Meeting)

Article 13	A summary of the proceedings of the General Meeting of Shareholders, the results thereof, and other matters prescribed by laws and regulations shall be stated or recorded in the minutes, which shall bear the name and seal or electronic signature of the chairperson and the Directors present, and shall be kept at the head office for ten (10) years.

(Electronic Provisioning Measures, etc.)

Article 14	The Company shall, at the time of convening a General Meeting of Shareholders, take measures to provide the information contained in the Reference Documents for the General Meeting of Shareholders, etc. electronically.

2.	The Company may not include all or part of the matters for which electronic provision measures are taken, which are provided for in the Ordinance of the Ministry of Justice, in the document to be delivered to shareholders who have made a written request by the Record Date for Voting Rights.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 15	The Company shall have no more than ten directors.

(Election of Directors)

Article 16	The directors shall be elected by resolution of a general meeting of shareholders.

2.	The resolution to elect Directors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.
3.	The election of Directors shall not be by cumulative voting.

(Terms of Office of Directors)

Article 17	Directors’ terms of office shall continue until the end of the annual shareholders’ meeting for the last fiscal year ending within two years after their election.

2.	The term of office of a director who is elected as a substitute or as a result of an increase in the number of directors shall be the same as the remaining organization of the term of office of the predecessor or other incumbent directors.

(Convener and Chairperson of Board of Directors Meetings)

Article 18	Unless otherwise provided for in laws and regulations, meetings of the Board of Directors shall be called and chaired by the Representative Directors.

2.	In the event that the Representative Director is unable to perform their duties, one of the other Directors shall convene and chair the meeting in accordance with the order determined in advance by the Board of Directors.

(Representative Directors and Executive Directors)

Article 19	Representative Directors shall be elected by resolution of the Board of Directors.

2.	The representative director shall execute the business of the Company.
3.	The Board of Directors may, by its resolution, elect one (1) President and, if necessary, a certain number of Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Notice of Calling of Board of Directors Meetings

Article 20	A notice of convocation of a meeting of the Board of Directors shall be issued to each Director at least three (3) days prior to the date of the meeting. However, in case of emergency, this period may be shortened.

(Method of Resolution of Board of Directors Meetings)

Article 21	The resolution of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where a majority of the Directors are present.

(Omission of Resolutions of Board of Directors Meetings)

Article 22	The Company shall deem that a resolution of the Board of Directors has been passed if all of the Directors agree in writing or by electromagnetic record to the resolution of the Board of Directors.

(Minutes of Board of Directors Meetings)

Article 23	The substance of the proceedings at the meeting of the Board of Directors, the results thereof and other matters prescribed by laws and regulations shall be stated or recorded in the minutes, and the Directors present shall affix their names and seals or affix their electronic signatures thereto.

(Board of Directors Regulations)

Article 24	Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to the provisions of laws and regulations or the Article of Incorporation.

(Remuneration for Directors)

Article 25	Remunerations for Directors shall be determined by a resolution of a general meeting of shareholders.

(Exemption from Liability of Directors)

Article 26	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may appoint a Director (including a person who was formerly a Director) as a Director who has neglected their duties. (Exemption from Liability for Damages)

2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company shall appoint Directors (excluding those who are Executive Directors, etc.) Article 423, Paragraph 1 of the said Act. Provided, however, that the maximum amount of liability under such agreement shall be the minimum liability amount prescribed by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 27	The Company shall have no more than five Corporate Auditors.

(Appointment of Corporate Auditor)

Article 28	Corporate Auditors shall be elected by a resolution of a general meeting of shareholders.

2.	The resolution to elect Corporate Auditors shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders who are entitled to exercise voting rights are present.

(Term of Office of Corporate Auditors)

Article 29	The term of office of Corporate Auditors shall be until the conclusion of the ordinary general meeting of shareholders for the last business year ending within four years from the time of their election.

2.	The term of office of a Corporate Auditor who is elected as a substitute shall be until the expiration of the term of office of the Corporate Auditors who retired.

(Remuneration for Corporate Auditors)

Article 30	Remunerations for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

(Full-time Corporate Auditors)

Article 31	The Board of Corporate Auditors shall appoint full-time Corporate Auditors by its resolution.

(Notice of Convocation of Board of Corporate Auditors)

Article 32	Notice of convocation of Board of Corporate Auditors shall be issued to each Corporate Auditors no later than three (3) days prior to the date of the meeting. However, in case of emergency, this period may be shortened.

(Method of Resolution of Board of Corporate Auditors)

Article 33	Unless otherwise provided for in laws and regulations, the resolution of the Board of Corporate Auditors is made by a majority of the Corporate Auditors.

(Minutes of Board of Corporate Auditors)

Article 34	A summary of the proceedings of the Board of Corporate Auditors, the results thereof, and other matters prescribed by laws and regulations shall be stated or recorded in the minutes, and the Corporate Auditors present shall affix their names and seals or affix their electronic signatures thereto.

(Board of Corporate Auditors Regulations)

Article 35	Matters relating to the Board of Corporate Auditors shall be governed by laws and regulations, this Article of Incorporation, and the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

(Exemption from Liability of Corporate Auditors)

Article 36	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may elect to have its Corporate Auditors (including persons who were Corporate Auditors) exemption from Liability for Damages.

2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Corporate Auditors to limit their liability for damages under Article 423, Paragraph 1 of the same Act. Provided, however, that the maximum amount of liability under such agreement shall be the minimum liability amount prescribed by laws and regulations.

Chapter 6 Accounting Auditor

(Appointment of Accounting Auditor)

Article 37	The Accounting Auditor shall be elected by a resolution of a majority of the votes of the shareholders present at the General Meeting of Shareholders where the shareholders holding one third (1 / 3) or more of the voting rights of the shareholders entitled to exercise their voting rights are present.

(Terms of Office of Accounting Auditor)

Article 38	The term of office of the Accounting Auditor shall be until the conclusion of the annual shareholders meeting for the last business year ending within one (1) year after his / her appointment.

2.	Unless otherwise resolved at the annual shareholders meeting set forth in the preceding paragraph, the Accounting Auditor shall be deemed to have been re-elected at such annual shareholders meeting.

Chapter 7 Accounting

(Business Year)

Article 39	The business year of the Company shall be one year from December 1 of each year to November 30 of the following year.

(Dividends of Surplus)

Article 40	Dividends of surplus shall be paid to shareholders or registered pledgees of shares who are entered or recorded in the final shareholder register as of the last day of each business year.

(Interim Dividends)

Article 41	The Company shall, by resolution of the Board of Directors, pay to the shareholders, etc. entered or recorded in the final register of shareholders as of May 31 of each year dividends of surplus prescribed in Article 454, Paragraph 5 of the Companies Act (hereinafter referred to as the “Interim Dividend”). Provided, That.

(Dividends of Surplus)

Article 42	If dividends are not received after three (3) full years from the date of commencement of payment, the Company shall be released from the payment obligation.

2.	There shall be no interest on the year-end dividends and interim dividends that are outstanding.

Supplementary Provisions

(Change to Non-issuance of Share Certificates)

Article 1	The amendment to Article 7 of these Rules and Regulations shall become effective as of September 22, 2023.

(Deletion of Supplementary Provisions)

Article 2	The preceding Article and this Article shall be deleted as of the effective date of the preceding Article.

This is the Articles of Incorporation of the Company.

September 15, 2023

10-10, Ginza 4-chome, Chuo-ku, Tokyo

METROS DEVELOPMENT Co.,Ltd.

Representative Director Yoshihiro Koshiba